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                                   EXHIBIT 14

                          CODORUS VALLEY BANCORP, INC.

                                 CODE OF ETHICS

                                 ADOPTED BY THE

                               BOARD OF DIRECTORS

                                FEBRUARY 24, 2004

                  The Directors, officers and employees of Codorus Valley Bancorp, Inc. and subsidiaries (collectively referred to as the "Corporation") hold an important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect and preserve the interests of all of the Corporation's constituents, including shareholders, customers and citizens of the communities in which we conduct business. The maintenance of high standards of honest, ethical and impartial conduct is essential to assure the proper performance of the Corporation's business and the maintenance of the public's trust. This Code of Ethics (the "Code") prescribes the policies and procedures to be employed and enforced in the Corporation's operations.

         - It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the Corporation.

         - This Code cannot anticipate every possible situation or cover every topic in detail. Certain topics covered in this Code are explained in greater detail in the Corporation's Employee Handbook, Conflicts of Interest, Insider Trading and other policies. Periodically the Corporation may establish compliance programs to address specific subjects. If you are unclear about a situation, seek guidance before taking action.

         - The standards in this Code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.

         - You must comply with all applicable governmental rules and regulations. Failure to obey laws and regulations violates this Code and may expose both you and the Corporation to criminal or civil prosecution. Any violation of this Code or other compliance programs may result in corrective action, up to and including termination. The Corporation may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.

         - You are responsible for reporting suspected violations of this Code.

         - If you have a question about a topic covered in this Code, please refer to the appropriate policy cited above. If you still have a concern regarding any unethical or illegal conduct, please follow the guidelines in the Corporation's Whistle Blower Policy.

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Conflicts of Interest

         A "conflict of interest" exists any time you face a choice between what is in your personal interest (financial or otherwise) and the interest of the Corporation. These situations are not always easy to avoid. When a conflict of interest arises, it is important that you act with great care to avoid even the appearance that your actions were not in the best interest of the Corporation. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify Jann Allen Weaver (ext. 502), our Insider Trading Compliance Officer, immediately.

Ownership Interests

         Board of Directors approval is required for the Corporation to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns - directly or indirectly - an interest.

Gifts, Meals, Services and Entertainment

         You should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the Corporation's best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which you would reasonably expect to give something similar in return in the normal course of business.

Safeguarding Corporation Assets/Accuracy of Books and Records

         The Corporation maintains internal controls to provide direction on protecting Corporation assets and financial accountability. The controls are based upon the following principles.

DO NOT:

         - Make personal use of Corporation assets that creates any additional costs for the Corporation, interferes with work duties or violates any Corporation policies;

         - Allow Corporation property to be used to help carry out illegal acts;

         - Manipulate financial accounts, records or reports for personal gain;

         - Maintain off-the-book accounts to facilitate questionable or illegal payments; or

         -        Violate any law or regulation.

DO:

         - Ensure effective internal controls and procedures are designed and implemented;

         -        Prepare project budget proposals with accurate information;

         - Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Corporation transactions;

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         -        Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.); and

         - Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the Securities Exchange Commission.

Insider Trading

         Insider trading is a crime that can carry severe penalties. If you know material, confidential information about the Corporation or any company with whom we have a business relationship and you trade Corporation securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the Corporation's Insider Trading Policy for more details.

         Material information is the type of news that would affect a reasonable investor's decision on whether or not to invest in the Corporation's stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the Corporation. This policy forbids you from trading not only in Corporation stock, but also in stock of our suppliers, customers or other companies with whom we have a business relationship, while in possession of material inside information, learned in the course of your employment at our Corporation.

         We encourage all members of the Board of Directors, officers and employees to invest in our stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information. When you have such information:

         - Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the Corporation to make a premature or unplanned public announcement. This "tipping" may be illegal and damaging to the Corporation.

         - In compliance with the Sarbanes-Oxley Act of 2002, trading is prohibited in the Corporation's stock (or that of an applicable outside company) until the news has been made public for at least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of the Corporation and stockbroker records of stock trading transactions. This investigation could damage our Corporation's reputation and result in liability or penalties, including criminal charges and fines against you.

         - This policy against insider trading also covers transfers into and out of the Corporation stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled purchases of the Corporation stock within plans are not prohibited.

If you are planning to effect a transaction in our securities, you must contact Jann Allen Weaver (ext. 502), our Insider Trading Compliance Officer, in advance.

Bribery, Kickbacks and Other Improper Payments

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         The Corporation, our Board of Directors, officers and employees must maintain high ethical and professional standards in all dealings.

         - Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.

         - Our Code does not take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, the Corporation does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.

         - Document any entertainment of and gifts to customers and potential customers.

         - Loans made by the Corporation to its Board members, officers or employees will comply with all federal and state laws, statutes and regulations.

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                                 ACKNOWLEDGMENT

         I, the undersigned, hereby acknowledge that I have received a copy of the Codorus Valley Bancorp, Inc. Code of Ethics. I further certify that I have reviewed the Code of Ethics, and that I understand its provisions and what they require of me. I understand that a violation of this Code of Ethics may result in the termination of my employment and/or a request to resign.

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